EXHIBIT 99.1

Berkshire Hills Announces Results of Annual Meeting

All Proposals Approved by Shareholders; Company Recaps 2021 Highlights

BOSTON, May 20, 2022 -- Berkshire Hills Bancorp, Inc. (NYSE: BHLB), announced today that all four proposals were approved at its Annual Meeting of Shareholders on May 18, 2022, with 93% of eligible outstanding shares represented at the meeting.

All twelve director nominees were elected to serve a one-year term, with each director receiving at least 95% of the shares voted. The directors are Chairperson David M. Brunelle, Baye Adofo-Wilson, Esq., Nina A. Charnley, John D. Davies, Dr. Mihir A. Desai, William H. Hughes III, Jeffrey W. Kip, Dr. Sylvia Maxfield, Berkshire CEO Nitin J. Mhatre, Laurie Norton Moffatt, Jonathan I. Shulman, and Michael A. Zaitzeff.

Shareholders further approved the following three proposals, with each of the proposals receiving at least 96% of the shares voted:

•	An advisory vote to approve the Company's executive compensation
•	The ratification of the appointment of Crowe LLP as the Company's independent registered public accounting firm for fiscal year 2022
•	The adoption of the Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan

CEO Nitin Mhatre thanked the board members for their resolute commitment to strong governance. He also recognized the contributions of retiring director Rheo Brouillard and honored the outstanding service of former director Robert Curley, who passed away earlier this year.

With improved earnings generation and increased shareholder distributions, Berkshire’s share price grew strongly in 2021 and resulted in a 69% total shareholder return (TSR), nearly twice the return registered by the KBW Regional Bank Index (KRX) and more than three times higher than the return of the New York Stock Exchange Composite Index (NYA).

Mr. Mhatre reported on the steady progress that Berkshire is making under its BEST strategic transformation plan. He noted the improvement in return on equity, which more than doubled year-over-year in 2021. He also noted the Company’s success in reaching the top quartile in ESG ratings nationally among banks. Mr. Mhatre praised the entire organization collectively working towards Berkshire’s vision of becoming a high-performing, leading socially responsible community bank.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly, and digitally to empower the financial potential of people, families, and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services.

Headquartered in Boston, Berkshire has approximately $12.1 billion in assets and operates 105 branch offices in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

CONTACTS

Investor Relations Contacts:
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:
Gary Levante, SVP, Corporate Responsibility & Communications
Email: glevante@berkshirebank.com
Tel: (413) 447-1737